UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
6295 Allentown Boulevard, Suite 1
Harrisburg, Pennsylvania 17112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 25, 2019

To our stockholders,

Notice is hereby given that the 2019 Annual Meeting of Stockholders of Ollie’s Bargain Outlet Holdings, Inc. will be held on June 25, 2019, at 9:00 a.m. local time, at the Colonial Country Club, located at 4901 Linglestown Road, Harrisburg, PA, 17112 to:

1.	elect Class I directors of the Board of Directors to hold office until the 2022 Annual Meeting of Stockholders;
2.	approve a non-binding proposal regarding the named executive officer compensation;
3.	amend the Company’s certificate of incorporation to declassify the Board by the 2022 Annual Meeting of Stockholders;
4.	amend the Company’s certificate of incorporation to eliminate supermajority voting provisions;
5.	amend the Company’s certificate of incorporation to eliminate obsolete provisions; and
6.	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2020.

We will also consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Our Board of Directors has fixed the close of business on May 2, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting of Stockholders and any adjournments or postponements thereof. We are again making our proxy materials available to you electronically. We hope that this continues to offer you convenience while allowing us to reduce the number of copies that we print.

To be admitted to the Annual Meeting of Stockholders, you must present proof of stock ownership as of the record date and a valid photo identification. Please follow the admission procedures described on page 1 of the proxy statement.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting of Stockholders, whether or not you plan to attend.

BY ORDER OF THE BOARD OF DIRECTORS

Rob Bertram
Vice President, General Counsel

May [•], 2019

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
Proxy Statement - Table of Contents

Page
INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING	1
Corporate Governance Highlights	5
PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS	6
NOMINEES FOR ELECTION	7
Class I Directors, if elected (term expires at 2022 Annual Meeting of Stockholders)	7
Class II Directors (term expires at 2020 annual meeting)	7
Class III Directors (term expires at 2021 annual meeting)	8
EXECUTIVE OFFICERS	9
CORPORATE GOVERNANCE MATTERS	10
Director Independence	10
Committees of the Board	10
Director Nominations	11
Board Role in Risk Oversight	12
Compensation Risk Analysis	12
Board Leadership Structure	12
Attendance at Meetings	12
Executive Sessions	12
Stockholder and Other Interested Party Communications with the Board	13
Corporate Governance Guidelines and Principles	13
Section 16(a) Beneficial Ownership Reporting Compliance	13
Equity Compensation Plan Information	13
COMPENSATION OF DIRECTORS	14
Director Compensation for Fiscal Year 2018	14
CEO Pay Ratio	14
PROPOSAL 2 — NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	16
COMPENSATION DISCUSSION AND ANALYSIS	17
Fiscal Year 2018 Performance Highlights	17
Fiscal Year 2018 Compensation Highlights	17
Compensation Practices	18
Role of the Compensation Committee, Management and Consultant	18
Compensation Philosophy	19
Pay Mix	19
Peer Group	20
Elements of Our Executive Compensation and Benefits Programs	20
Base Salary	20
Annual Incentive Compensation	20
Long-Term Equity Incentive Compensation	21
Fiscal Year 2018 Grants	21
Compensation Committee Interlocks and Insider Participation	23
SUMMARY COMPENSATION TABLE	24
Potential Payments Upon Termination of Employment or Change in Control	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	35
PROPOSAL 3 — TO AMEND OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS BY THE 2022 ANNUAL MEETING OF STOCKHOLDERS	36

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PROPOSAL 4 — TO AMEND OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTE REQUIREMENTS FOR AMENDING THE CERTIFICATE OF INCORPORATION	37
PROPOSAL 5 — TO AMEND OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE OBSOLETE PROVISIONS	38
PROPOSAL 6 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	39
REPORT OF THE AUDIT COMMITTEE	41
STOCKHOLDER PROPOSALS AND NOMINATIONS AT THE 2020 ANNUAL MEETING	42
OTHER BUSINESS	42

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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
6295 Allentown Boulevard, Suite 1
Harrisburg, Pennsylvania 17112

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 25, 2019

INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board”) of Ollie’s Bargain Outlet Holdings, Inc. (“Ollie’s,” “we,” “us,” “our,” or the “Company”) is soliciting your proxy to be voted at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 25, 2019, at 9:00 a.m. local time, at the Colonial Country Club, located at 4901 Linglestown Road, Harrisburg, Pennsylvania 17112, and any postponement or adjournment thereof.

Matters Considered at the Annual Meeting

At the meeting, stockholders will be asked to vote to: (1) elect two nominees named herein as Class I directors to hold office until the 2022 Annual Meeting; (2) approve a non-binding proposal regarding named executive officers compensation; (3) amend the Company’s certificate of incorporation to declassify the Board by the 2022 Annual Meeting; (4) amend the Company’s certificate of incorporation to eliminate supermajority voting provisions; (5) amend the Company’s certificate of incorporation to eliminate obsolete provisions; and (6) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2020. The Board does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Holders of common stock as of the record date are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were [•] shares of common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

Important Notice of Internet Availability Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing Proxy Materials to most of our stockholders on the Internet, rather than mailing printed copies. By doing so, we save costs and reduce our impact on the environment. If you received a Notice of Availability by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the Notice of Availability will instruct you how to access and review the Proxy Materials on the Internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the Notice of Availability. The Notice of Internet Availability was first mailed on or before May [•], 2019 to all stockholders of record as of the record date for the Annual Meeting, which was the close of business on May 2, 2019.

Participating in the Annual Meeting; Admission

If you are a stockholder of record, you will need to present the Notice of Internet Availability or proxy card that you received, together with a form of personal photo identification, in order to be admitted into the Annual Meeting. If you are the beneficial owner of shares held in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee as of the close of business on May 2, 2019, along with a form of personal photo identification. Alternatively, you may contact the broker, bank or other nominee in whose name your shares of common stock are registered and obtain a legal proxy to bring to the meeting.

We will decide in our sole discretion whether the documentation presented for admission meets the requirements described above.

Proxy Materials

Our Proxy Materials include:

•	This Proxy Statement;
•	A Notice of our Annual Meeting (which is attached to this Proxy Statement); and
•	Our 2018 Annual Report to Stockholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a Proxy Card or voting instruction form. If you received or accessed these materials through the Internet, your Proxy Card or voting instruction form are available to be filled out and executed electronically. You should review the entire Proxy Statement and the 2018 Annual Report to Stockholders before you vote.

Quorum; Shares Held by Brokers

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date, is required to constitute a quorum to transact business at the Annual Meeting.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) also are counted as present and entitled to vote for purposes of determining a quorum.

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting. If you do not provide voting instructions on a non-discretionary item, including the election of the nominees named herein as directors, the shares will be treated as “broker non-votes.” The election of two nominees named herein as Class I directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the proposed amendment to our Certificate of Incorporations to declassify the Board to provide for annual election of directors (Proposal 3), eliminate supermajority voting provisions for amendments to the certificate of incorporation (Proposal 4), and eliminate provisions that are no longer applicable (Proposal 5) are non-routine matters on which brokers will not be permitted to vote any uninstructed shares. The ratification of the appointment of KPMG LLP (“KPMG”) (Proposal 6) is a routine matter on which brokers will be permitted to vote any uninstructed shares in their discretion.

Required Votes on Proposals

Election of Nominees named herein as Directors. Proposal 1. The affirmative vote of the holders of a majority the votes cast with respect to the director at the Annual Meeting is required to elect each nominee named herein as a director. Abstentions and broker non-votes will count as votes against this proposal.

Non-Binding Advisory Vote to Approve Named Executive Officer Compensation. Proposal 2. The affirmative vote of a majority of the holders of the common stock present in person or represented by proxy and voting on this matter at the Annual Meeting is required to approve this item. Abstentions count as a vote “against” and broker non-votes will have no effect on this proposal.

Amend the Company’s certificate of incorporation to declassify the Board and thereby provide for annual election of directors of the Company. Proposal 3. The affirmative vote of the holders of 66 2/3% of the voting power of the Company’s outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve this item. Abstentions and broker non-votes will count as votes against this proposal.

Amend the Company’s certificate of incorporation to eliminate supermajority voting provisions. Proposal 4. The affirmative vote of the holders of 66 2/3% of the voting power of the Company’s outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve this item. Abstentions and broker non-votes will count as votes against this proposal.

Amend the Company’s certificate of incorporation to eliminate provisions that are no longer applicable. Proposal 5. The affirmative vote of the holders of voting power of the Company’s outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve this item. Abstentions and broker non-votes will count as votes against this proposal.

Ratification of the selection of KPMG as our independent registered public accounting firm. Proposal 6, relating to the ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending February 1, 2020 will be approved if it receives the affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote and voting on the subject matter. Abstentions will have no effect on this proposal.

Other Matters. If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Although the advisory vote in Proposal 2 is non-binding, as provided by law, our Board will review the results of the vote and will take it into account in making determinations concerning our Named Executive Officer compensation.

How to Vote; Revocation of Proxies

Stockholders of record are requested to vote by proxy in one of four ways:

•	By telephone—Use the toll-free telephone number shown on the Notice of Internet Availability or any proxy card you receive;
•	By Internet—Visit the Internet website indicated on the Notice of Internet Availability or any proxy card you receive and follow the on-screen instructions;
•	By mail—If you request a paper proxy card by telephone or Internet, you may elect to vote by mail. If you elect to do so, you should date, sign and promptly return your proxy card by mail in the postage prepaid envelope which accompanied that proxy card; or
•	In person—You can deliver a completed proxy card at the meeting or vote in person.

Voting instructions (including instructions for both telephonic and Internet proxies) are provided on the Notice of Internet Availability and on any proxy card you receive. The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholder instructions have been recorded properly. A control number, located on the Notice of Internet Availability or proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by Internet or telephone, it will not be necessary to return a proxy card for your vote to be counted.

If a stockholder does not submit a proxy by the Internet or by telephone or return a signed proxy card, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If instructions are not given and you do not indicate how your shares should be voted on a proposal, the shares represented by a properly completed proxy will be voted as the Board recommends. In addition, we reserve the right to exercise discretionary authority to vote proxies, in the manner determined by the Company in its sole discretion, on any matters brought before the Annual Meeting for which we did not receive adequate notice under the proxy rules promulgated by the SEC.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company's Secretary at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies for these stockholders will depend on their voting procedures.

Householding

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements, annual reports or notices. This means that only one copy of our Proxy Materials or Notice of Availability, as applicable, may have been sent to multiple stockholders in your household. If you want to receive separate copies of our Proxy Materials or Notice of Availability, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact Robert Bertram, Vice President and General Counsel at Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112 or (717) 657-2300 ext. 2177.

If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice of Internet Availability relating to these proxy materials or copy of these materials themselves. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, Telephone: 800-937-5449, or (718) 921-8124.

Proxy Solicitation

The Company is paying the costs of the solicitation of proxies. Members of our Board and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

No arrangements or contracts have been made or entered into with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Annual Report and Company Information

Our Annual Report to Stockholders, which contains consolidated financial statements for the fiscal year ended February 2, 2019 (“fiscal year 2018”), is being furnished to stockholders concurrently herewith. You also may obtain a copy of our Annual Report on Form 10-K for fiscal year 2018 that was filed with the SEC, without charge, by writing to Ollie’s Bargain Outlet Holdings, Inc., Attn: Investor Relations and General Counsel, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112. These materials will also be available without charge at “Investor Relations” on our website at www.ollies.us.

Corporate Governance Highlights

As a public company, our Board is committed to continued evaluation and improvement of our governance practices, including as set forth under the section of this Proxy Statement entitled “Corporate Governance Matters,” in order to serve the long-term interests of the Company and our stockholders.

•	The Board is comprised of all independent, non-employee directors other than the CEO;
•	Commencing at the 2019 Annual Meeting, the Board adopted majority voting for directors in uncontested elections with a resignation policy for directors who do not receive the support of a majority of our stockholders;
•	The Board established a Nominating and Corporate Governance Committee comprised of independent directors;
•	The Board approved and has submitted a proposal for stockholders to approve an amendment to our Certificate of Incorporation to declassify the Board by the 2022 Annual Meeting;
•	Commitment to focus on improving Board diversity;
•	All employees and directors are prohibited from hedging and pledging shares of Company stock;
•	Directors are required to notify the Board when the director’s principal occupation or business association changes substantially from the position held when the director originally joined the Board;
•	The Board has set a limit on the number of public boards on which directors may serve and requires advance notification to the Board prior to accepting an invitation to serve on the board of another for-profit or significant not-for-profit company; and
•	The Board and each of its committees conduct annual self-evaluations.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Our Board currently consists of six (6) directors, divided into three classes, with each class serving a consecutive three-year term. The current composition of our Board is as follows: Class I consists of Stanley Fleishman and Stephen White; Class II consists of Robert Fisch and Richard Zannino; and Class III consists of Mark Butler and Thomas Hendrickson. Our current Class I Directors are up for re-election at the Annual Meeting.

In selecting director candidates for the Annual Meeting, the independent directors of our Board considered whether the candidates possesses the required skill sets and fulfilled the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities. The following biographies describe the business experience of each director and nominee.

The nominees for election as Class I Directors at the Annual Meeting are described below. The Board, upon the recommendation of the independent directors of the Board, has nominated each of the candidates for election. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

In the event that, in an uncontested election, any incumbent directors does not receive a majority of the votes cast in his favor, such director will promptly tender his resignation to the Board. Following the consideration of the recommendation of the Nominating and Corporate Governance Committee, the Board will decide whether to accept or reject the tendered resignation or whether other action should be taken. The Board will disclose its explanation within 90 days from the publication of the Board election results. The Nominating and Corporate Governance Committee and the Board may consider any factor deemed appropriate in deciding whether to accept or reject the tendered resignation.

Going forward, our newly formed, independent Nominating and Corporate Governance Committee will recommend director candidates to the Board.

Your Board unanimously recommends a vote “FOR” the nominees for Class I Directors.

NOMINEES FOR ELECTION

Class I Directors, if elected
(term expires at 2022 Annual Meeting)

Stanley Fleishman, 67, has served as a director since March 2013. Mr. Fleishman has been the Chief Executive Officer of Jetro/Restaurant Depot Group, a nationwide wholesale cash and carry food distributor, since October 1992, prior to which he held the position of Chief Financial Officer. Prior to joining Jetro/Restaurant Depot group, Mr. Fleishman was the Chief Executive Officer of Dion Stores, a South African retail chain, from 1982-1985. He holds an M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Fleishman’s broad management expertise and his knowledge of the wholesale retail industry qualify him to serve as one of our directors.

Stephen White, 64, has served as a director since July 2016. Mr. White was most recently the Chief Logistics Officer at Dollar Tree, Inc. from April 2003 until his retirement in May 2016. Mr. White first joined Dollar Tree in 1994, and was responsible for building the logistics division during his tenure at the company. Prior to joining Dollar Tree, Mr. White served as Director of Transportation and Administration and held various other distribution and transportation positions at Ames Department Stores from 1986 to 1994. Prior to Ames, Mr. White held several transportation and supply chain positions with a number of companies, including LyphoMed Pharmaceuticals, Eastern Airlines, Incom International, and Shell Oil Company. Mr. White holds a Bachelor’s of Science in Business Administration with dual majors in Transportation and Distribution Management, and Finance and Insurance from Northeastern University. Mr. White’s extensive experience in logistics and financial matters qualify him to serve as one of our directors.

To be elected, each of our nominees must receive the affirmative vote of the holders of a majority of the votes cast with respect to such nominee at the Annual Meeting.

Class II Directors
(term expires at 2020 Annual Meeting)

Robert Fisch, 69, has served as a director since September 2015. He currently is President of RNF Group, a consulting company focused on the assessment and evaluation of retail and other business enterprises, as well as providing mentoring services to existing management of these companies, a position he has held since January 2017. Mr. Fisch is a featured ForbesBooks author, now publishing his book “FischTales: The Making of a Millennial Baby Boomer.” He served as the President, Chief Executive Officer and Chairman of the Board of rue21, inc., a large specialty apparel retailer, from June 2001 until October 2016. Mr. Fisch served as a member of the Board of Directors of the Children’s Place Retail Stores, Inc. from June 2004 until March 2013. From February 1987 to December 1999 he served as the President of Casual Corner Group, Inc. Mr. Fisch was selected to serve on our Board due to his strategic business acumen and experience as a corporate director of publicly-traded retail companies.

Richard Zannino, 60, has served as a director since September 2012. Mr. Zannino is a Managing Director of CCMP and a member of the firm’s Investment Committee. Prior to joining CCMP in 2009, Mr. Zannino was Chief Executive Officer and a member of the Board of Directors of Dow Jones & Company. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002 and to Chief Executive Officer and Director in February 2006. Prior to joining Dow Jones, Mr. Zannino was Executive Vice President in charge of strategy, finance, M&A, technology, and a number of operating units at Liz Claiborne. He originally joined Liz Claiborne in 1998 as Chief Financial Officer. Mr. Zannino serves on the Boards of Directors of Estee Lauder Companies Inc. (NYSE: EL) and IAC/InterActiveCorp. (Nasdaq: IAC). Mr. Zannino was selected to serve on our Board due to his past leadership experience, strong finance and management background in the retail industry and his wide-ranging experience investing in and serving as a director for a diverse group of private and public companies.

Class III Directors
(term expires at 2021 Annual Meeting)

Mark Butler, 60, is one of the founders of Ollie’s, having been with Ollie’s since its inception in 1982. He has been our President and Chief Executive Officer and a member of the Board since 2003, and has been Chairman of our Board since February 2005. Prior to holding this role, Mr. Butler was our Treasurer and Secretary. Mr. Butler also serves as Chairman of the Board of Directors of the Cal Ripken, Sr. Foundation, a national nonprofit organization focused on providing opportunities for at-risk youth. Mr. Butler brings to the Board more than three decades of institutional knowledge of our Company, as well as extensive knowledge of the retail industry, all of which we believe qualify him to serve as one of our directors.

Thomas Hendrickson, 64, has served as a director since March 2015. Mr. Hendrickson was most recently the Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer for Sports Authority Inc., a sporting goods retailer, from August 2003 until his retirement in February 2014. Prior to joining Sports Authority Inc., Mr. Hendrickson was the Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Gart Sports Company from January 1998 until the time of its merger with Sports Authority Inc. in August 2003. Mr. Hendrickson is currently a director and the Chairperson of the audit committee of the Board of Directors of O’Reilly Automotive, Inc. (Nasdaq: ORLY). We believe that Mr. Hendrickson’s financial, accounting, acquisition and business experience qualify him to serve as one of our directors.

EXECUTIVE OFFICERS

Set forth below are biographical summaries of our executive officers as of the date of this proxy statement. See “Proposal 1—Election of Class I Directors” above for information about Mr. Butler, a Class III director, who serves as our Chairman, President and Chief Executive Officer.

Name	Age	Position(s)
Jay Stasz	52	Senior Vice President and Chief Financial Officer
John Swygert	50	Executive Vice President, Chief Operating Officer and Secretary
Omar Segura	57	Senior Vice President, Store Operations
Kevin McLain	54	Senior Vice President, General Merchandise Manager
Robert Bertram	50	Vice President, General Counsel

Jay Stasz has been our Senior Vice President and Chief Financial Officer since January 2018. Mr. Stasz joined Ollie’s in November 2015 as Senior Vice President of Finance and Chief Accounting Officer. Prior to joining Ollie’s, Mr. Stasz served as Senior Vice President, Finance & Accounting for Sports Authority, a sporting goods retailer, a position he held since October 2013. Mr. Stasz held numerous leadership roles at Sports Authority, including: Senior Vice President and Chief Information Officer, Senior Vice President and Controller, and Vice President Controller since 1998. Prior to joining Sports Authority, Mr. Stasz worked as a Senior Accountant in the audit department with Deloitte.

John Swygert has been our Executive Vice President and Chief Operating Officer since January 2018. Mr. Swygert joined Ollie’s in March 2004 as the Chief Financial Officer and was later promoted to Executive Vice President and Chief Financial Officer in 2011. Mr. Swygert has worked in discount retail as a finance professional for over 26 years. Prior to joining Ollie’s, Mr. Swygert was Executive Vice President and Chief Financial Officer at Factory 2-U Stores, Inc. He held several positions while at Factory 2-U Stores, Inc. from 1992, ranging from Staff Accountant, Assistant Controller, Controller, Director of Financial Planning and Analysis, Vice President of Finance and Planning, and Executive Vice President and Chief Financial Officer. Mr. Swygert also previously worked for PETCO Animal Supplies, Inc. in Business Development and Financial Analysis.

Omar Segura has been our Senior Vice President, Store Operations since January 2014. From April 2010 to January 2014, Mr. Segura was a Regional Vice President with Sears Holdings Corporation, where he oversaw store operations in the South Central region. Prior to his position with Sears, Mr. Segura held various positions with Kohl’s Department Stores during the period from June 2000 to April 2010, where his responsibilities included managing and leading store operations.

Kevin McLain has been our Senior Vice President, General Merchandise Manager since May 2014. From May 2011 to May 2014, Mr. McLain was a Senior Vice President with Variety Wholesalers, where he was Senior Vice President, General Merchandise Manager of Hardlines. From January 1997 to May 2011, Mr. McLain held the position of Vice President, Merchandise Manager with Anna’s Linens, a textile and home goods retailer based in Costa Mesa, California. Prior to his position with Anna’s Linens, Mr. McLain served in various managerial roles for the Target Corporation.

Robert Bertram has been our Vice President and General Counsel since April 2014. Prior to joining Ollie’s, Mr. Bertram was a practicing corporate attorney at McNees Wallace & Nurick LLC from June 2010 to April 2014, where he began serving as our Assistant Secretary in September 2012. From March 2001 to June 2010, he was a practicing corporate attorney at the law firm of Stevens & Lee.

Each of our executive officers serve at the discretion of our Board without specified terms of office.

CORPORATE GOVERNANCE MATTERS

Director Independence

Pursuant to our Corporate Governance Guidelines and Principles, the Board is required to affirmatively determine whether our directors are independent under the Nasdaq corporate governance listing standards.

During its review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. As a result of this review, the Board affirmatively determined that Messrs. Fisch, Fleishman, Hendrickson, White, and Zannino are independent directors under the applicable rules of Nasdaq.

Committees of the Board

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a newly established Nominating and Corporate Governance Committee. Our Board has adopted charters for each of its standing committees. Copies of our committee charters are posted on our website at www.ollies.us.

Audit Committee

The current members of the Audit Committee are Messrs. Hendrickson, Fleishman and White. The Board has determined that Mr. Hendrickson is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the Board is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee. Messrs. Hendrickson, Fleishman and White meet the definition of “independent director” for purposes of serving on our Audit Committee under applicable SEC and Nasdaq rules.

The Audit Committee, among other things (i) monitors and oversees our accounting and financial reporting processes, and the integrity of the corporate accounting and financial reporting processes and financial information, including financial statements; (ii) reviews our compliance with legal and regulatory requirements; (iii) oversees our processes relating to risk management, including cyber risk; (iv) oversees our conduct and systems of internal control over financial reporting and disclosure controls and procedures; (v) oversees the annual audit of the Company’s financial statements; (vi) evaluates the independent registered public accounting firm’s qualifications, engagement, compensation and independence; and (vii) monitors the performance of the Company’s independent registered public accounting firm as well as any other public accounting firm engaged to perform other audit, review, or attest services.

The Audit Committee met four (4) times during fiscal year 2018. The Audit Committee meets with our independent registered public accounting firm without management present on a regular basis.

Compensation Committee

The current members of the Compensation Committee are Messrs. Zannino and Fisch. All members of the Compensation Committee meet all applicable independence standards under Nasdaq corporate governance standards.

The Compensation Committee (i) reviews and approves appropriate compensation of our Chief Executive Officer and our other executive officers, (ii) oversees management succession planning, (iii) reviews and approves employment arrangements with our executive officers, (iv) administers equity and non-equity compensation plans and programs, (v) evaluates and recommends to the Board appropriate forms and amounts of director compensation, and (vi) prepares the annual report of the Compensation Committee. When required by applicable SEC rules, it will also recommend to the Board the frequency of the say-on-pay vote. The Compensation Committee also reviews and recommends to the Board the target annual incentive pool, the annual performance objectives for participants, and actual payouts to participants, including the executive officers. The Compensation Committee has sole decision-making authority with respect to all compensation recommendations for our executive officers, subject to further action of the Board as the Board shall determine.

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. Our Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), a consulting firm, to advise on director and executive officer compensation during fiscal year 2018.

The Compensation Committee met two (2) times in fiscal year 2018. Decisions regarding executive compensation were approved by our Board after taking into account the recommendations of the Compensation Committee and its members.

Nominating and Corporate Governance Committee

Consistent with our Board’s review of our corporate governance principles and focus on promoting certain governance best practices, our Board established the Nominating and Corporate Governance Committee on April 25, 2019. The current members of the Nominating and Corporate Governance Committee are Messrs. Zannino, Fisch, Hendrickson, White, and Fleishman. All members of the Nominating and Corporate Governance Committee meet the applicable independence standards under Nasdaq corporate governance standards.

The Nominating and Corporate Governance Committee, among other things will (i) manage the process of identifying and screening potential director candidates to the Board, including candidates recommended by stockholders and filling vacancies consistent with the criteria approved by the Board; (ii) recommend director candidates to the Board; (iii) review the effectiveness of and recommends modifications as appropriate to the Company’s process and criteria (including experience, qualifications, attributes, diversity or skills in light of the Company’s business and structure) used to evaluate director nominees candidates and Board membership; (iv) review disclosures concerning director and nominee’s experience, qualifications, attributes or skills that led to the decision that each director or nominee should serve as a director; (v) evaluate and makes a recommendation to the Board whether directors qualify as independent; (vi) review periodically the committee structure and leadership and recommends any changes to the Board; (vii) review the design of new director orientation and continuing education for all directors in conjunction with Company management; and (viii) develop the methodology for annual self-evaluations of the Board, its committees and management.

In recommending director candidates, the Nominating and Corporate Governance Committee will consider whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.

Stockholders may submit recommendations for consideration to the Nominating and Corporate Governance Committee, which will be evaluated using substantially the same criteria as applied to recommendations of directors and members of management, by providing the person’s name and appropriate background and biographical information by writing to the Nominating and Corporate Governance Committee at Ollie’s Bargain Outlet Holdings, Inc., Attn: The Board of Directors, the Nominating and Corporate Governance Committee, 6295 Allentown Blvd., Suite 1, Harrisburg, Pennsylvania 17112. No potential director nominees were recommended by stockholders in 2018.

To assist it in performing its duties, the Nominating and Corporate Governance Committee has the authority to engage outside consulting firms.

As stated above, the Nominating and Corporate Governance Committee was established on April 25, 2019 and as such had no meetings in fiscal year 2018.

Director Nominations

As permitted by the Nasdaq rules, our director nominees up for election at this Annual Meeting are selected or recommended to our Board for election by our independent directors. The directors who participated in the consideration and recommendation of director nominees are Messrs. Fisch, Fleishman, Hendrickson, White and Zannino. Our Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees. Our Board established a Nominating and Corporate Governance Committee, as part of the Board’s continuing focus on governance practices. Going forward this committee will, among other things, focus on selecting and recommending to the Board the best available candidates that satisfy the Committee’s selection criteria.

Our Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). In general, in identifying and evaluating nominees for director, our Board considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.

Our Board believes that a diversity of viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender are meaningful for Board function. Accordingly, although the Company does not have a separate policy specifically governing diversity, our newly formed Nominating and Corporate Governance Committee is focused on identifying highly qualified diverse candidates and will consider, among other factors, the extent to which a candidate would result in increased diversity of the Board. The Nominating and Corporate Governance Committee and the Board intends to begin a search for candidates who would enable the Board to become more diverse in terms of gender and ethnicity, and any director candidate so identified who also possesses the required skill sets and fulfills the Board established qualification requirements will be presented to the Nominating and Corporate Governance Committee for consideration.

Board Role in Risk Oversight

Our Board and management continually monitor the material risks facing our Company, including, but not limited to financial risk, strategic risk, operational risk, and legal and compliance risk. Management regularly reports to the Board on its activities in monitoring and mitigating such risks. Overall responsibility for risk oversight rests with our Board. In addition, the Board may delegate risk oversight responsibility to a particular committee in situations in which risk falls within the committee’s area of focus or expertise. Our Board believes that for certain areas of risk, our Company is better served by having the initial risk evaluation and risk monitoring undertaken by a subset of the entire Board that is more focused on the issues pertaining to the particular risk. For instance, our Compensation Committee assists the Board in evaluating risks relating to our compensation policies and procedures. Also, our Audit Committee assists the Board in fulfilling the Board’s oversight responsibility relating to the evaluation of financial, regulatory, cyber and other enterprise level risks confronting the Company. As it deems necessary, the respective committee to which oversight and monitoring of a particular risk has been assigned reports on risk exposures and mitigation strategies with respect to such risk to the entire Board.

Compensation Risk Analysis

The Compensation Committee is aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking and conducts, annually, a formal review, in conjunction with Pearl Meyer, of all of its incentive programs for executives and employees. After conducting this review, the Committee has concluded that our compensation programs are not reasonably likely to incentivize employee behavior that would result in any material adverse effect on the Company.

Board Leadership Structure

Our Board understands there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership may vary as circumstances warrant. Mr. Butler serves as our Chief Executive Officer and as the Chairman of our Board. Our Board believes it is in the Company’s best interests to have Mr. Butler serve as Chairman of our Board and as Chief Executive Officer. Our Board believes combining these roles promotes effective leadership and provides the clear focus needed to execute our business strategies and objectives.

Attendance at Meetings

It is our policy that each director must be prepared to devote the time required to prepare for and attend Board meetings and fulfill their responsibilities effectively.

In fiscal year 2018, the Board held four (4) meetings and took action by unanimous written consent from time to time. All incumbent directors attended 100% of (i) the total number of meetings of the Board (held during the period for which he has been a director); and (ii) the total number of meetings held by all committees on which he served (during the periods that he served).

Executive Sessions

Executive sessions of our independent directors are held regularly.

Stockholder and Other Interested Party Communications with the Board

Stockholders and other parties interested in communicating directly with the Board as a group may do so by writing to the Board, c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112. The General Counsel will review all correspondence and regularly forward to the Board all such correspondence that, in the opinion of the General Counsel, deals with the functions of the Board or committees thereof or that the General Counsel otherwise determines requires Board attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy, which establishes procedures for submitting these types of concerns, either personally or anonymously through the submission of a written statement to the General Counsel or the Audit Committee.

Stockholders and other parties interested in communicating directly with Mr. Hendrickson, as Chairman of the Audit Committee, may do so by writing to Mr. Thomas Hendrickson, Chairman, Audit Committee, c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.

Corporate Governance Guidelines and Principles

We have adopted Corporate Governance Guidelines and Principles. These guidelines outline the role of our Board, the composition and operating principles of our Board and its committees and our Board’s working process. Our Corporate Governance Guidelines and Principles are posted on our website at www.ollies.us

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the SEC reports of ownership of Company securities and changes in reported ownership. Officers, directors, and greater than ten percent stockholders, are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during fiscal year 2018 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

Equity Compensation Plan Information

The following table sets forth, as of February 2, 2019, certain information related to our equity compensation plans under which our common stock may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)
Equity compensation plans approved by security holders	3,966,622 (1)	$15.29 (2)	3,464,826	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,966,622	$15.29	3,464,826
(1)	Includes 2,407,558 outstanding options granted pursuant to our 2012 Equity Incentive Plan (the “2012 Plan”) and 1,338,864 outstanding options and 220,200 non-vested RSUs granted pursuant to our 2015 Equity Incentive Plan (the “2015 Plan” and together with the 2012 Plan, the “Equity Plans”). See Note 9 to our audited financial statements for fiscal year 2018 included in our Annual Report on Form 10-K for additional information regarding our Equity Plans.
(2)	Represents the weighted average price of outstanding stock options and does not take into account RSUs granted under the 2015 Plan.
(3)	All shares of common stock reserved for future issuance are reserved for issuance under the 2015 Plan.

COMPENSATION OF DIRECTORS

During fiscal year 2017, following a review of a compensation study performed by Pearl Meyer, the Compensation Committee recommended, and the Board approved, an increase to the annual compensation for Board, and Committee members. Following the increases, which were fully implemented in 2018, the Board and Committee members’ compensation is at the median level for the peer group identified by Pearl Meyer (additional information on the peer group identified by Pearl Meyer is set out below). The annual cash retainers for Board members for fiscal year 2018 was $60,000, and the value of the annual equity award was $85,000. The Audit Committee Chair received $20,000 for fiscal year 2018, and the Compensation Committee Chair was entitled to receive $15,000. Committee member retainers were set at $10,000 per year for Audit Committee members and $7,500 per year for Compensation Committee members. Cash compensation is paid in quarterly installments to those eligible to receive it. We also reimburse each of our directors for direct travel expenses incurred in connection with attendance at meetings of the Board and its committees.

With the assistance of Pearl Meyer, our non-employee director compensation, after the changes described above, was benchmarked during fiscal 2017 against the National Association of Corporate Directors Survey, which revealed that both the level and form of non-employee director compensation was reasonable and at the median of general industry companies with revenues of between $650 million to $1.3 billion.

The Chair of the Compensation Committee, Mr. Zannino, did not receive director fees, Committee member retainer fees, Committee Chair fees, or equity during fiscal year 2018, or at any time since joining the Board for his services to the Company. On April 25, 2019, the Board agreed to pay Mr. Zannino for his services to the Company beginning for the fiscal year ending on February 1, 2020 (“fiscal year 2019”).

Director Compensation for Fiscal Year 2018

The following table sets forth the information concerning all compensation paid by the Company during fiscal year 2018 to our non-employee directors.

Name	Fees earned or paid in cash	Stock awards(2)	Total
Richard Zannino(1)	$—	$—	$—
Robert Fisch	67,500	85,000	152,500
Stanley Fleishman	70,000	85,000	155,000
Thomas Hendrickson	80,000	85,000	165,000
Stephen White	70,000	85,000	155,000
(1)	Mr. Zannino did not receive any compensation for his services as a member of our Board in fiscal year 2018.
(2)	Represents the aggregate grant date fair value for stock awards granted in 2018, determined in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation – Stock Compensation excluding the effect of estimated forfeitures.

As of February 2, 2019, Messrs. Fisch and Fleishman both held 6,250 options and 2,677 RSUs, Mr. Hendrickson held 40,750 options and 2,677 RSUs and Mr. White held 2,223 RSUs granted in connection with their Board services.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mark L. Butler our President and Chief Executive Officer (the “CEO”).

The 2018 annual total compensation of the median compensated employee, other than our CEO, Mark L. Butler, was $13,538; Mr. Butler’s 2018 annual total compensation was $4,072,167; and the ratio of these amounts was 301 to 1.

To identify the median compensated employee, we analyzed employees as of February 2, 2018. We used total cash compensation, including base salary (and overtime and allowances as applicable) for fiscal year 2017, with salaries annualized for those permanent employees who did not work for the full year as our consistently applied compensation measure. Reasonable estimates of cash compensation were made for those employees who were hired during 2017 using current base salary and any overtime or allowances paid during 2017. As the change in compensation of the employee identified for 2017 would result in a significant change in the Company’s pay ratio, for purposes of this disclosure and as permitted by SEC rules, for 2018 we identified an employee whose consistently applied compensation measure in 2018 was substantially similar to that of the employee identified in 2017.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported herein, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL 2 —NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Ollie’s seeks a non-binding advisory vote from its stockholders to approve the compensation of its Named Executive Officers (the “Named Executive Officers” or “NEOs”) as described in the Compensation Discussion and Analysis section beginning below. This vote is commonly known as “Say-on-Pay,” and the Compensation Committee of the Board has adopted a policy of providing for an annual Say-on-Pay vote.

We encourage you to read the Compensation Discussion and Analysis and Compensation Table sections to learn more about our executive compensation programs and policies. The Board believes that its 2018 compensation decisions and our executive compensation programs align the interests of the stockholders and executives while emphasizing variable, at-risk compensation largely tied to company performance goals and balancing both long- and near-term objectives.

This vote is not intended to address a specific item of compensation, but rather our overall compensation policies and procedures related to the Named Executive Officers. While this “Say-on-Pay” vote is advisory in nature, it will not be binding on Ollie’s or the Board. However, our Board will carefully consider the outcome of this vote and the discussions with investors when making future executive compensation arrangements. We will disclose how many stockholders voted “For” or “Against” the following resolution and how many stockholders abstained from voting.

The Board recommends that shareholders vote in favor of the following resolution:

“Resolved, that Ollie’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Ollie’s proxy statement for the 2019 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the United States Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.”

Your Board unanimously recommends a vote “FOR” this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee is committed to providing a compensation program for our executives that is aligned with the strategic direction of our business and rewards executives for creating value for our shareholders. This compensation discussion and analysis (“CD&A”) provides an overview of our executive compensation program and how the compensation provided to our named executive officers (“NEOs”), who are our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, was determined in 2018.

Our NEOs for fiscal year 2018 are as follows:

Name	Position
Mark Butler	President and Chief Executive Officer
Jay Stasz	Senior Vice President and Chief Financial Officer
John Swygert	Executive Vice President, Chief Operating Officer and Secretary
Omar Segura	Senior Vice President, Store Operations
Kevin McLain	Senior Vice President, General Merchandise Manager

Executive Summary

In fiscal year 2018, we compensated our NEOs through a combination of base salary and annual cash bonuses as well as grants of stock options and RSUs pursuant to our Equity Plans. Our executive officers are also eligible to receive certain benefits, which include a 401(k) plan with matching contributions, life insurance, automobile allowances, group term life insurance and group health insurance, including medical, dental and vision insurance.

Fiscal Year 2018 Performance Highlights

•	We reported a 17.1% increase in net sales and a 4.2% increase in comparable store sales (on a 52-week basis);
•	We grew our store base 13.1% and ended the year with 303 stores in 23 states;
•	Net income increased 5.8% to $135.0 million and net income per diluted share increased 4.6% to $2.05; and
•	Adjusted EBITDA increased 18.2% to $183.7 million and adjusted EBITDA margin increased 40 basis points to 14.8%.

Fiscal Year 2018 Compensation Highlights

Our compensation program for the NEOs is driven by the need to recruit, develop, motivate and retain top talent both in the short- and long-term and align the interests of NEOs and shareholders.

Base Salaries: Three of our NEOs, Messrs. Butler, Segura and McLain received base salary increases in fiscal year 2018. Two of our NEOs, Messrs. Stasz and Swygert, did not receive salary increases in fiscal year 2018. Mr. Butler received a 14.3% base salary increase in March 2018. Mr. Stasz received an increase of 15.4% in January 2018 and received no further increase in 2018. Mr. Swygert received an increase of 16.3% in January 2018 and received no further increase in 2018. During 2018 base salaries were increased by roughly 3.3% for Mr. Segura and 3.1% for Mr. McLain.

Annual Incentive Program

For participants in the annual incentive bonus plan (the “Incentive Bonus Plan”), the bonus is based on the salary of the individual, and a sliding scale that is consistent with their position with the Company, or set out in their Employment Agreement. Our Incentive Bonus Plan is based on the level of Company performance against a target that is approved by the Board on an annual basis, and which is based on a target Adjusted EBITDA (the “Target Adjusted EBITDA”). In the event that the Company does not exceed a threshold of 85% of the Target Adjusted EBITDA, no bonus will be paid. The maximum bonus is payable upon achievement of at least 115% of

Target Adjusted EBITDA. Between 85% and 115% of target, payouts are calculated based on linear interpolation between such amounts. For fiscal year 2018, our Adjusted EBITDA of $183.7 million was approximately 107% of the Target Adjusted EBITDA of $171.9 million. For a discussion of how the Company calculates Target Adjusted EBITDA for the fiscal year 2018 Incentive Bonus Plan, see “Elements of Our Executive Compensation and Benefits Programs–Annual Incentive Compensation,” below.

Long-Term Incentive

We have granted long-term equity awards in the form of time-vested stock options and RSUs. The stock options vest ratably over four years. Vesting of RSUs differs by individual based on their length of service with the Company. Employees with less than 10 years of service were awarded RSUs that cliff vest after four years (“Non-Tenured Employee RSU Vesting”). Employees with 10 years or more years of service were awarded RSUs that vest ratably over four years (“Tenured Employee RSU Vesting”). As an employee gains tenure, they will become eligible for the Tenured Employee RSU Vesting.

Compensation Practices

After we became a public company in July 2015, we immediately sought to adhere to key governance practices that reflect our compensation philosophy and support long-term company success while helping to mitigate compensation risks.

What we do		What we don’t do
☑	Majority of compensation is incentive-based and at risk tied to company performance	X	No guaranteed incentive payments
☑	Engage independent compensation consultants	X	No 280G excise tax gross-ups
☑	Engage in peer group benchmarking	X	No pension or retirement plans
☑	Due diligence in setting compensation targets and goals	X	No option repricing
☑	Periodically assess the compensation programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risks to the company	X	Perquisites are not a substantial portion of our NEO pay packages
☑	Provide reasonable severance protection in our employment agreements with double trigger protections upon a change in control	X	No hedging or pledging of company stock permitted by directors or any company employees
☑	Double trigger change-in-control payments	X	No single trigger change in control arrangement
☑	Clawbacks of equity compensation in the event of a restatement
☑	Stock ownership guidelines

Role of the Compensation Committee, Management and Consultant

Compensation Committee

Our Board has delegated administration of our executive compensation program to the Compensation Committee, which among other things reviews the performance of our NEOs and makes determinations and decisions on their compensation programs, including the components, mix and targeted amounts. In evaluating and making determinations about the Company’s compensation programs and policies, the Compensation Committee considers, among other things, performance, the Company’s risk profile, recommendations of the compensation consultant, compensation levels among our peers, and the results of the most recent “say-on-pay” vote of our stockholders. As described in more detail in this Proxy Statement under “Corporate Governance - Compensation Committee,” the Compensation Committee operates under a written charter, which lays out its roles and responsibilities regarding executive compensation. Since the date of our IPO, all members of the Compensation Committee have met all applicable independence standards under Nasdaq corporate governance standards.

Management

The CEO provides input as to the other NEOs’ performance and recommends compensation adjustments for executives other than himself. Ultimately, all decisions with respect to NEO compensation are made by the Compensation Committee.

Compensation Consultant

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. Our Compensation Committee has engaged Pearl Meyer as its independent compensation consultant, to advise on director and executive officer compensation since we began preparing for our IPO in early 2015. In fiscal year 2018, Pearl Meyer provided assistance to the Compensation Committee with respect to director and executive compensation matters.

The Compensation Committee has sole discretion to engage, retain, obtain the advice of, terminate and determine funding for our compensation consultant and is directly responsible for the appointment, compensation and oversight of the compensation consultant’s work.

The Compensation Committee has examined the independence of Pearl Meyer under factors contained in the SEC rules and Nasdaq listing standards and determined that Pearl Meyer is independent and concluded that its work for us does not raise any conflict of interest.

Compensation Philosophy

Our executive compensation programs are designed to accomplish the following principles:

•	align with and support the strategic direction of our business;
•	to link pay with overall company performance and reward executives for behaviors which drive shareholder value creation; and
•	to be financially efficient and affordable.

We have reviewed the competitiveness of compensation provided to our NEOs, and do not target a specific market level for the competitiveness of any individual element of compensation or for the program as a whole. However, we consider target compensation at levels that are competitive with other retail comparators.

Pay Mix

Our pay mix is driven by our compensation philosophy as well as each NEO’s role and strategic value to the organization. A significant amount of each NEO’s compensation is at risk, with particular focus on long-term equity incentives (options and RSUs) that align the interests of our executives with those of our shareholders.

Peer Group

Pearl Meyer completed a study in 2017 to evaluate the current peer group against the company’s current revenue and market cap to determine if any changes were needed to the peer group. The Compensation Committee, in conjunction with Pearl Meyer, determined that a new peer group of 17 companies more closely matched the revenue and market cap of the Company. No additional study was commissioned in 2018. The peer group appropriately reflects Ollie’s unique market cap to revenue size ratio, high growth profile and business characteristics.

Aaron’s	Lumber Liquidators Holdings, Inc.
At Home Group, Inc.	The Michaels Companies, Inc.
Big Lots, Inc.	Oxford Industries, Inc.
Boot Barn Holdings, Inc.	Party City Holdco Inc.
Conn’s, Inc.	Perry Ellis International Inc.[1]
Five Below, Inc.	RH
Floor & Décor Holdings, Inc.	Sleep Number Corporation
Fred’s, Inc.	Tuesday Morning Corporation
Kirkland’s Inc.
(1)	Became a private company in October 2018.

Elements of Our Executive Compensation and Benefits Programs

Base Salary

The Compensation Committee considers what salaries must be paid in order to attract and retain high-quality executives. We annually review our executives’ base salaries and make adjustments only when necessary based on individual and Company performance.

We provide a minimum, fixed level of cash compensation to reflect the level of accountability of talented executives who can continue to improve the Company’s overall performance. In addition, salary is based on experience, industry knowledge, duties and scope of responsibility as well as the competitive market for talent.

Mr. Butler received a 14.3% base salary increase in March 2018. Mr. Stasz received an increase of 15.4% in January 2018 and received no further increase in 2018. Mr. Swygert received an increase of 16.3% in January 2018 and received no further increase in 2018. During 2018 base salaries were increased by approximately 3.3% for Mr. Segura and 3.1% for Mr. McLain.

Annual Incentive Compensation

In March 2018, the Compensation Committee approved the performance targets and potential bonus payouts for our NEOs for the 2018 fiscal year under our Incentive Bonus Plan. The Compensation Committee determined that, consistent with prior years, a main business objective was to continue increasing our Adjusted EBITDA, which was used as the basis for the Incentive Bonus Plan for our NEOs.

To calculate payouts under the Incentive Bonus Plan, the Company’s Adjusted EBITDA is assessed relative to the relevant performance targets (see targets for the 2018 fiscal year provided below). Bonus payouts range from 0% of the NEO’s base salary if threshold performance (85% of the Adjusted EBITDA) is not exceeded to 200% of the NEO’s base salary if maximum performance (115% of the Adjusted EBITDA) is achieved. When the performance threshold is met, payouts are interpolated on a straight-line basis for performance levels between threshold and target and between target and maximum. The level of performance required to achieve maximum payout under the Incentive Bonus Plan was determined by the Compensation Committee to be reflective of truly outstanding performance.

We define EBITDA as net income before net interest expense, loss on extinguishment of debt, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock based compensation expense and certain purchase accounting items, and transaction related expenses, which we do not consider representative of our ongoing operating performance. EBITDA and Adjusted EBITDA are non-GAAP measures and may not be comparable to similar measures reported by other companies. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—EBITDA and Adjusted EBITDA” on page 31 of our Annual Report on Form 10-K, filed with the SEC on March 29, 2019.

The Adjusted EBITDA targets and potential payouts under the Incentive Bonus Plan for the 2018 fiscal year for each NEO, as well as performance achieved, were as follows based on $183.7 million or approximately 107% of the Target Adjusted EBITDA ($171.9 million):

Executive	Threshold Payout (% of Base)	Target Payout (% of Base)	Maximum Payout (% of Base)	Resulting Payout
Mark Butler	0%	100%	200%	$1,166,564
Jay Stasz	0%	50%	100%	$220,000
John Swygert	0%	75%	150%	$550,000
Omar Segura	0%	50%	80%	$197,169
Kevin McLain	0%	50%	80%	$157,477

Long-Term Equity Incentive Compensation

Equity awards under the Company’s 2015 Plan, are a vital piece of our total compensation package. They are intended to compensate NEOs for sustained long-term performance, align the interests of our NEOs and shareholders and encourage retention through multi-year vesting schedules. Long-term equity incentive awards may take a variety of forms, including the RSUs and stock option grants made in fiscal year 2018. Levels, mix and frequency of awards are determined by the Compensation Committee, and are designed to reflect each recipient’s level of responsibility and performance.

Fiscal Year 2018 Grants

Our long-term equity incentive program for fiscal year 2018 was designed to generally deliver 50% of long-term equity value in RSUs and 50% in stock options for our NEOs. We believe awarding a significant percentage of pay in the form of long-term equity fosters strong alignment between executive and shareholder interests.

Grant values were determined in accordance with our philosophy of providing competitive total compensation level, with a heavier emphasis on variable long-term pay.

Restricted Stock Units

RSUs directly align NEOs’ and shareholders’ interests over a longer-term period and are a very important retention component of our compensation program. RSUs vest over four years, or cliff vest on the fourth anniversary of date of grant for those employees with fewer than ten years of service. See also “Fiscal Year 2018 Compensation Highlights, Long Term Incentive,” above.

Stock Options

Stock options have traditionally been granted as a component of our long-term incentive program and continue to be a valuable vehicle designed to align NEOs’ and shareholders’ interests over a longer-term period. Stock options are granted at no less than fair market value and only have value to the extent of that our stock price increases. Stock options vest ratably over a four-year period.

Retirement, Health and Welfare Benefits and Other Perquisites

The majority of our compensation is in the form of base salary, Incentive Bonus Plan and long-term incentives with minimal perquisites provided. Our NEOs are entitled to participate in all of our employee benefit plans, including medical, dental, vision, group life and disability insurance, and our 401(k) Retirement Savings Plan. We provide vacation and paid holidays to our NEOs. Generally, our NEOs participate in these plans and programs on the same or similar basis as are offered to our other senior employees.

Recoupment Policy

Pursuant to our 2015 Plan, any cash or equity-based awards based on financial statements that are subsequently required to be restated may be recouped to the extent that the restated incentive payments would be decreased. This policy is intended to comply with any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the Dodd-Frank Act as applicable.

Hedging and Pledging Policy

Our Policy on Insider Trading contains explicit prohibitions for all employees and directors on hedging or pledging of any of our company stock.

Stock Holding Requirements

Beginning in March 2017, our Board has adopted ownership guidelines, which were amended in March 2018:

Executive Level	Multiple of Salary Requirement
CEO	5x Salary
COO(1)	3x Salary
CFO	2x Salary
Other Executives	2x Salary
(1)	March 2018 Amendment.

For purposes of meeting this policy, ownership includes:

•	Actual stock owned;
•	Vested in-the-money stock options net of an assumed 40% tax rate;
•	Vested Restricted Stock;
•	Outside purchases or holdings of Company stock; and
•	Shares beneficially owned by the family members of Covered Executive

Executives covered by the policy have five (5) years to meet the guidelines established by it. However, during the period that a person covered by the policy has not met the standards set by the policy, covered executives are encouraged to hold 50% of the shares unrealized from vesting or exercise of shares or stock options on a post-tax, net share basis. In addition to the established guidelines, other guidelines regarding the length of time an executive must attain the guideline along with the respective holding requirements are established within the policy.

The Compensation Committee will assess progress toward meeting ownership expectations on an annual basis, measured on the last day of the fiscal year. Management will communicate with the Compensation Committee the covered person’s progress toward increasing his or her ownership position. As of the date of the initial measurement, which occurred on February 2, 2019, each covered executive had either met the requirements, or was deemed to be on track to meet the requirements of the policy.

Impact of Accounting and Tax Matters

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles that we utilize. With respect to accounting matters, the Compensation Committee examines the accounting cost associated with equity compensation considering ASC Topic 718.

Compensation Committee Report

This report is submitted to the Ollie’s stockholders by the Compensation Committee of the Company’s Board of Directors. The Compensation Committee consists solely of non-executive directors who are independent, as determined by the Board in accordance with the Company’s guidelines and NASDAQ listing standards.

The Compensation Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this Proxy Statement, and based on this review and discussion, recommended to the Board that it be included in this Proxy Statement.

Submitted by the Compensation Committee,
Robert Fisch
Richard Zannino

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for fiscal years 2018, 2017 and 2016 concerning the total compensation awarded to, earned by or paid to our NEOs.

Name and principal position	Year	Salary	Non-equity incentive plan compensation(1)	Stock awards(2)	Option awards(2)	All other compensation(3)	Total
Mark Butler President and Chief Executive Officer	2018	$795,385	$1,166,564	$1,045,239	$1,045,251	$19,728	$4,072,167
	2017	$645,231	$989,354	$1,032,493	$1,032,504	$79,520	$3,779,102
	2016	$600,000	$1,030,000	$952,504	$952,502	$78,045	$3,613,051

Jay Stasz Senior Vice President, Chief Financial Officer	2018	$300,000	$220,000	$187,479	$187,506	$15,040	$910,025
	2017	$259,615	$170,331	$154,976	$155,003	$15,040	$754,965
	2016	$250,000	$178,750	$137,505	$137,500	$13,738	$717,493

John Swygert Executive Vice President, Chief Operating Officer and Secretary	2018	$500,000	$550,000	$500,002	$499,992	$14,045	$2,064,039
	2017	$426,923	$487,865	$428,759	$428,743	$14,045	$1,786,335
	2016	$400,000	$515,000	$352,504	$352,500	$14,617	$1,634,621

Omar Segura Senior Vice President of Store Operations	2018	$308,077	$197,169	$193,722	$193,753	$8,112	$900,833
	2017	$298,077	$196,731	$149,988	$150,005	$8,112	$802,912
	2016	$289,038	$206,663	$150,005	$150,000	$4,593	$800,299

Kevin McLain Senior Vice President of Merchandising	2018	$246,058	$157,477	$154,671	$154,695	$13,240	$726,141
	2017	$238,942	$157,702	$120,009	$120,004	$13,240	$649,897
(1)	Represents amounts paid pursuant to the achievement of Adjusted EBITDA at 107% of the fiscal year 2018 Target Adjusted EBITDA. See “Annual Incentive Compensation,” above.
(2)	Represents the aggregate grant date fair value of the RSUs and option awards, computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures. These values have been determined based on the assumptions set forth in Note 9 to our audited consolidated financial statements for the year ended February 2, 2019 included in our Annual Report on Form 10-K for the year ended February 2, 2019. The actual value, if any, which may be realized will depend on the excess of the stock price over the exercise price on the date any such options are exercised.
(3)	All other compensation consists of automobile allowances, 401(k) matching and contributions, and medical, vision and dental insurance as set forth in the table below:
	Year	Automobile allowance	Group term life insurance	401(k) matching and contributions	Total
Mark Butler	2018	$15,542	$2,772	$1,414	$19,728
Jay Stasz	2018	$12,000	$966	$2,074	$15,040
John Swygert	2018	$12,000	$656	$1,389	$14,045
Omar Segura	2018	$2,937	$1,806	$3,369	$8,112
Kevin McLain	2018	$10,000	$966	$2,274	$13,240

Fiscal Year 2018 Grants of Plan Based Awards

During fiscal year 2018 our NEOs were awarded the following under the 2015 Plan:

		Estimated potential payouts under non-equity incentive plans(1)			All other stock awards: Number of shares of stock or units(2)	All other option awards: Number of securities underlying options(3)	Exercise or base price of option awards	Grant date fair value of stock and option awards(4)
Name	Grant date	Threshold	Target	Maximum
Mark Butler	3/28/2018	$0	$815,000	$1,630,000	17,746	55,717	$58.90	$2,090,490
Jay Stasz	3/28/2018	$0	$150,000	$300,000	3,183	9,995	$58.90	$374,985
John Swygert	3/28/2018	$0	$375,000	$750,000	8,489	26,652	$58.90	$999,994
Omar Segura	3/28/2018	$0	$155,000	$248,000	3,289	10,328	$58.90	$387,475
Kevin McLain	3/28/2018	$0	$123,750	$198,000	2,626	8,246	$58.90	$309,366
(1)	The amounts reflect the threshold, target and maximum amounts payable under the 2018 Incentive Bonus Plan. See “Annual Incentive Compensation” above. The actual amount paid under the 2018 Incentive Bonus Plan is reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(2)	Represents RSUs granted to our NEOs in 2018. Messrs. Butler and Swygert qualify for Tenured Employee RSU Vesting. Messrs. McLain, Segura and Stasz qualify for Non-Tenured Employee RSU Vesting.
(3)	Represents stock options granted to our NEOs in 2018. These options will vest ratably at a rate of twenty-five percent (25%) per year on each annual anniversary date of the grant until fully vested. Any unvested options are forfeited upon any termination of employment or death.
(4)	Amounts represent the fair value of the awards calculated on the grant date in accordance with ASC 718 excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information about outstanding equity awards held by our NEOs as of February 2, 2019.

	Option Awards							Stock Awards
Name	Option grant date		Number of Securities underlying unexercised options (Exercisable)	Number of securities underlying unexercised options (Unexercisable)	Option exercise price		Option expiration date	Number of Shares or Units of Stock that have not vested		Market value of shares or units of stock that have not vested
Mark Butler	9/28/2012	(1)	1,533,450	—	$6.48	(3)	9/28/2022	—		$—
	7/15/2015	(2)	119,062	39,688	$16.00		7/15/2025	—		$—
	3/7/2016	(2)	73,952	73,952	$20.26		3/7/2026	23,507	(5)	$1,865,280	(7)
	3/22/2017	(2)	24,443	73,332	$32.20		3/22/2027	24,049	(5)	$1,908,288	(7)
	3/28/2018	(2)	—	55,717	$58.90		3/28/2028	17,746	(5)	$1,408,145	(7)

Jay Stasz	11/18/2015	(2)	12,500	12,500	$17.26		11/18/2025	—		$—
	3/7/2016	(2)	—	10,676	$20.26		3/7/2026	6,787	(6)	$538,548	(7)
	3/22/2017	(2)	3,077	9,234	$32.20		3/22/2027	4,037	(6)	$320,336	(7)
	1/5/2018	(2)	379	1,137	$53.50		1/5/2028	467	(6)	$37,056	(7)
	3/28/2018	(2)	—	9,995	$58.90		3/28/2028	3,183	(6)	$252,571	(7)

John Swygert	3/11/2014	(1)	—	23,000	$6.48	(3)	3/11/2024	—		$—
	3/10/2015	(1)	—	92,000	$11.54	(4)	3/10/2025	—		$—
	7/15/2015	(2)	44,062	14,688	$16.00		7/15/2025	—		$—
	3/7/2016	(2)	27,368	27,368	$20.26		3/7/2026	8,700	(5)	$690,345	(7)
	3/22/2017	(2)	8,966	26,900	$32.20		3/22/2027	8,822	(5)	$700,026	(7)
	1/5/2018	(2)	—	3,032	$53.50		1/5/2028	702	(5)	$55,704	(7)
	3/28/2018	(2)	—	26,652	$58.90		3/28/2028	8,489	(5)	$673,602	(7)

	Option Awards							Stock Awards
Name	Option grant date		Number of Securities underlying unexercised options (Exercisable)	Number of securities underlying unexercised options (Unexercisable)	Option exercise price		Option expiration date	Number of Shares or Units of Stock that have not vested		Market value of shares or units of stock that have not vested
Omar Segura	3/11/2014	(1)	10,000	46,000	$6.48	(3)	3/11/2024	—		$—
	3/10/2015	(1)	—	23,000	$11.54	(4)	3/10/2025	—		$—
	7/15/2015	(2)	—	6,250	$16.00		7/15/2025	—		$—
	3/7/2016	(2)	—	11,646	$20.26		3/7/2026	7,404	(6)	$587,507	(7)
	3/22/2017	(2)	3,551	10,654	$32.20		3/22/2027	4,658	(6)	$369,612	(7)
	3/28/2018	(2)	—	10,328	$58.90		3/28/2028	3,289	(6)	$260,982	(7)

Kevin McLain	6/10/2014	(1)	54,000	46,000	$8.03	(8)	6/10/2024	—		$—
	3/10/2015	(1)	—	11,500	$11.54	(4)	3/10/2025	—		$—
	7/15/2015	(2)	4,375	4,375	$16.00		7/15/2025	—		$—
	3/7/2016	(2)	—	8,152	$20.26		3/7/2026	5,183	(6)	$411,271	(7)
	3/22/2017	(2)	—	8,523	$32.20		3/22/2027	3,727	(6)	$295,737	(7)
	3/28/2018	(2)	—	8,246	$58.90		3/28/2028	2,626	(6)	$208,373	(7)
(1)	Options awarded under the 2012 Plan which vest ratably over five years from the grant date and which immediately vest in full upon the occurrence of a change of control.
(2)	Options awarded under the 2015 Plan which vest ratably over four years from the grant date. Unvested options will fully vest and become exercisable upon a termination of employment without cause or a resignation for good reason upon or within twelve months following the occurrence of a change of control.
(3)	Represents the per share exercise price underlying the option grant, as reduced from the original grant date exercise price of $8.70 per share in connection with our payment of a cash dividend to our shareholders in April 2014 and in May 2015.
(4)	Represents the per share exercise price underlying the option grant, as reduced from the original grant date exercise price of $12.56 per share in connection with our payment of a cash dividend to our shareholders in May 2015.
(5)	RSUs awarded under the 2015 Plan vest and become exercisable in 25% installments on each anniversary date of the grant and subject to continued service through each applicable vesting date.
(6)	RSUs awarded under the 2015 Plan vest in their entirety four years from the date of grant and subject to continued service through the vesting date.
(7)	Calculated based on $79.35, the closing price of the Company’s common stock on February 2, 2019, the last day of our 2018 fiscal year.
(8)	Represents the per share exercise price underlying the option grant, as reduced from the original grant date exercise price of $9.04 per share in connection with our payment of a cash dividend to our shareholders in May 2015.

Options Exercised and Stock Vested

The following table sets forth all option exercises and restricted stock units vested for each of our NEOs during fiscal year 2018.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized upon exercise	Number of shares acquired on vesting	Value realized on vesting
Mark Butler	—	$—	19,770	$1,172,947
Jay Stasz(1)	10,675	$757,528	—	$—
John Swygert	149,000	$9,593,299	7,532	$448,678
Omar Segura	92,073	$5,613,270	—	$—
Kevin McLain	96,993	$6,247,639	—	$—
(1)	Mr. Stasz held 3,007 of these shares following exercise of the underlying options.

Employment Agreements

We have entered into employment agreements with all of our NEOs.

The Compensation Committee believes that severance and change in control arrangements, when properly tailored, are appropriate and necessary to retain the NEOs and to recruit other potential executive candidates. Further, in the case of any potential change in control, the Compensation Committee has concluded that such commitments are necessary to enable our NEOs to evaluate objectively the benefits to shareholders of the proposed transaction, notwithstanding any potential effects on their own job security.

The Compensation Committee also believes that reasonable severance and change in control benefits should be:

•	established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure;
•	conditioned upon execution of a release of claims against the Company and its affiliates; and
•	conditioned on the executive’s commitment not to compete with the Company for a reasonable period following any cessation of his or her employment.

No NEO of the Company has a right to receive a tax gross-up related to the impact of the excise tax under Section 280G of the Internal Revenue Code.

The material provisions of each such agreement are described below. For the purposes of the employment agreements, “Company EBITDA” refers to Adjusted EBITDA without any adjustments for pre-opening expenses.

Mark Butler

In September 2012, we entered into an employment agreement with Mr. Butler in his capacity as our Chief Executive Officer, which we amended in July 2015 (the “2015 Butler Amendment”) as described below. The summary that follows reflects the terms of the employment agreement as amended except where otherwise noted.

The agreement has an initial term of three years and automatically renews for successive two-year terms unless earlier terminated in accordance with the termination provisions described below. Under the terms of the agreement, Mr. Butler is entitled to receive an annual base salary of $500,000, which is reevaluated annually by our Compensation Committee, but may not be reduced below $500,000. In fiscal year 2018, Mr. Butler’s annual base salary was $815,000.

Mr. Butler is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum for any given year, the bonus shall be 133.3% of his base salary (pursuant to the 2015 Butler Amendment this amount increased to 200% of his base salary earned during the year); if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 66.7% of his base salary (pursuant to the 2015 Butler Amendment this amount increased to 100% of his base salary earned during the year); and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Butler will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Butler’s consent pursuant to the agreement. Mr. Butler is also eligible for six weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Butler is entitled to use a company car, for which we pay the fuel, cost of insurance, and maintenance and repair. Under the terms of the agreement, we will procure life insurance policies for Mr. Butler with an aggregate death benefit of $25 million, for which the annual aggregate premiums shall not exceed $100,000. In addition, pursuant to his employment agreement, Mr. Butler was granted options to purchase 2,533,450 shares of non-voting Class B common stock under the terms of the 2012 Plan and the form of a nonqualified stock option award agreement. Under the terms of the 2012 Plan, one hundred percent (100%) of such options have now vested.

Either we or Mr. Butler may terminate the agreement at any time upon written notice as specified in the agreements and outlined below. We may terminate Mr. Butler’s employment immediately by written notice for “cause”, death or “disability”, with 90 days prior written notice of the non-renewal of his employment, or with 30 days’ prior written notice without “cause.” Mr. Butler may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Each of these terms has the definition as set forth in Mr. Butler’s employment agreement, as may be amended from time to time.

If we terminate Mr. Butler’s employment for cause or due to his disability or death, if he resigns without good reason or if he does not renew his employment, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date. If we terminate Mr. Butler’s employment without cause, if we do not renew his employment, or if he resigns for good reason, we must (i) pay him his base salary for the Severance Period (defined below), (ii) pay him a pro-rata portion of the bonus for the fiscal year in which such termination occurred, payable in a lump sum during the following calendar year, (iii) continue to provide him with reimbursement of term life insurance policy premiums during the Severance Period and (iv) continue to provide health, life and disability insurance benefits to the extent permitted under such plans until the earlier of (A) the expiration of the Severance Period and (B) the date that Mr. Butler commences new employment; conditioned upon Mr. Butler’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on his compliance with provisions relating to confidentiality, proprietary rights and restricted activities. Under Mr. Butler’s employment agreement, “Severance Period” is defined as the longer of (X) 24 months following the termination date and (Y) the end of his current term of employment.

Mr. Butler’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Butler’s employment and that extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Butler is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

Jay Stasz

In November 2015, we entered into an employment agreement with Jay Stasz, to serve as our Senior Vice President of Finance and Chief Accounting Officer. We amended this agreement in January 2018 (the “2018 Stasz Amendment”) in connection with his promotion to Chief Financial Officer, at which time, Mr. Stasz became our Chief Financial Officer. The agreement shall remain in effect unless terminated by us or Mr. Stasz as further described below. In addition, Mr. Stasz was granted 50,000 options to purchase shares of company stock under the terms of the 2015 Plan; seventy-five percent (75%) of these options have now vested. Under the terms of the agreement, as amended by the 2018 Stasz Amendment, Mr. Stasz is entitled to receive an annual base salary of $300,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer, but may not be reduced below $300,000. In fiscal year 2018, Mr. Stasz’s annual base salary was $300,000.

Mr. Stasz is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. The 2018 Stasz Amendment increased the maximum annual cash payout to which Mr. Stasz is entitled if the Company achieves certain EBIDTA targets. Currently, if our Company EBITDA is equal to or greater than a maximum for any given year, the bonus shall be 100% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Stasz will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Stasz’s consent pursuant to the agreement. Previously, the performance bonus range for Mr. Stasz had been between 50% and 80% of his base annual salary. Mr. Stasz is also eligible for three weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Stasz is entitled to use a company car, for which we pay for the fuel, cost of insurance, and maintenance and repair.

Either we or Mr. Stasz may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. Stasz’s employment immediately by written notice for “cause,” death or “disability” and with 30 days’ prior written notice without “cause.” Mr. Stasz may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Such terms are defined in Mr. Stasz’s employment agreement, as may be amended from time to time.

If we terminate Mr. Stasz’s employment for cause or due to his disability or death or if Mr. Stasz resigns without good reason, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.

If we terminate Mr. Stasz’s employment without cause or if Mr. Stasz resigns for good reason, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. Stasz has commenced new employment; conditioned upon Mr. Stasz’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Stasz’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.

Mr. Stasz’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Stasz’s employment and extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Stasz is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

John Swygert

In September 2012, we entered into an employment agreement with Mr. Swygert, our Chief Financial Officer, which we amended in July 2015 (the “2015 Swygert Amendment”). Mr. Swygert’s agreement was further amended in January 2018 (the “2018 Swygert Amendment”) in connection with his promotion to Chief Operating Officer. The summary that follows reflects the terms of the employment agreement as amended except where otherwise noted.

The agreement has an initial term of three years and automatically renews for successive two-year terms thereafter unless either we or Mr. Swygert give 90 days’ notice of non-renewal prior to the end of any term. Under the terms of the agreement, as amended by the 2018 Swygert Amendment, Mr. Swygert is entitled to receive an annual base salary of $500,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer but may not be reduced below $500,000. In fiscal year 2018, Mr. Swygert’s annual base salary was $500,000.

Mr. Swygert is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum for any given year, the bonus shall be 100% of his base salary (pursuant to the 2015 Swygert Amendment this amount increased to 150% of his base salary earned during the year); if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 50% of his base salary (pursuant to the 2015 Swygert Amendment, this amount increased to 75% of his base salary earned during the year); and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Swygert will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Swygert’s consent pursuant to the agreement. Mr. Swygert is also eligible for four weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Swygert is entitled to an annual $12,000 automobile allowance. The agreement also provides for a grant of options to purchase 345,000 shares of non-voting Class B common stock under the terms of the 2012 Plan and the form of a nonqualified stock option award agreement. Under the terms of the 2012 Plan, one-hundred percent (100%) of such options have vested.

If we terminate Mr. Swygert’s employment for cause or due to his disability or death, if he resigns without good reason or if he does not renew his employment, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.

If we terminate Mr. Swygert’s employment without cause, if we do not renew his employment, or if he resigns for good reason, we must (i) pay him his base salary for the Severance Period (defined below), (ii) pay him a pro-rata portion of the bonus for the fiscal year in which such termination occurred, payable in a lump sum during the following calendar year, and (iii) continue to provide health, life and disability insurance benefits to the extent permitted under such plans until the earlier of (A) the expiration of the Severance Period and (B) the date that Mr. Swygert commences new employment; conditioned upon the Executive’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Swygert’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities. Under Mr. Swygert’s employment agreement, “Severance Period” is defined as the longer of (X) 24 months following the termination date and (Y) the end of his then-current term of employment. “Good reason” and “cause” are defined as set forth under Mr. Swygert’ employment agreement, as may be amended from time to time.

Mr. Swygert’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Swygert’s employment and that extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Swygert is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

Omar Segura

In January 2014, we entered into an employment agreement with Omar Segura, our Senior Vice President of Store Operations. The agreement shall remain in effect unless terminated by us or Mr. Segura as further described below. Under the terms of the agreement, Mr. Segura is entitled to receive an annual base salary of $275,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer, but may not be reduced below $275,000. In fiscal year 2018, Mr. Segura’s annual base salary was $310,000.

Mr. Segura is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum for any given year, the bonus shall be 80% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Segura will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Segura’s consent pursuant to the agreement. Mr. Segura is also eligible for three weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Segura is entitled to use a company car, for which we pay for the fuel, cost of insurance, and maintenance and repair.

In addition, pursuant to his employment agreement, Mr. Segura was granted options to purchase 230,000 shares of non-voting Class B common stock under the terms of the 2012 Plan and the form of a nonqualified stock option award agreement. Under the terms of the 2012 Plan, one-hundred percent (100%) of such options have now vested.

Either we or Mr. Segura may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. Segura’s employment immediately by written notice for “cause”, death or “disability” and with 30 days’ prior written notice without “cause.” Mr. Segura may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Such terms are defined in Mr. Segura’s employment agreement, as may be amended from time to time.

If we terminate Mr. Segura’s employment for cause or due to his disability or death or if Mr. Segura resigns without good reason, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.

If we terminate Mr. Segura’s employment without cause or if Mr. Segura resigns for good reason, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. Segura has commenced new employment; conditioned upon Mr. Segura’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Segura’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.

Mr. Segura’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Segura’s employment and extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Segura is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

Kevin McLain

In 2014, we entered into an employment agreement with Kevin McLain, our Senior Vice President – General Merchandise Manager, which was subsequently amended in 2015. The agreement shall remain in effect unless terminated by us or Mr. McLain as further described below. Under the terms of the agreement, Mr. McLain is entitled to receive an annual base salary of $225,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer but may not be reduced below $225,000. In fiscal year 2018, Mr. McLain’s annual base salary was $247,000.

Mr. McLain is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum for any given year, the bonus shall be 80% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. McLain will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. McLain’s consent pursuant to the agreement. Mr. McLain is also eligible for three weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. McLain is entitled to use a company car, for which we pay for the fuel, cost of insurance, and maintenance and repair.

Either we or Mr. McLain may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. McLain’s employment immediately by written notice for “cause,” death or “disability” and with 30 days’ prior written notice without “cause.” Mr. McLain may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Such terms are defined in Mr. McLain’s employment agreement, as may be amended from time to time.

In addition, pursuant to his employment agreement, Mr. McLain was also granted options to purchase 230,000 shares of non-voting Class B common stock under the terms of the 2012 Plan and the form of a nonqualified stock option award agreement. Under the terms of the 2012 Plan, eighty percent (80%) of such options have now vested.

If we terminate Mr. McLain’s employment for cause or due to his disability or death or if Mr. McLain resigns without good reason, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.

If we terminate Mr. McLain’s employment without cause or if Mr. McLain resigns for good reason, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. McLain has commenced new employment; conditioned upon Mr. McLain’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. McLain’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.

Mr. McLain’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. McLain’s employment and extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. McLain is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

Potential Payments Upon Termination of Employment or Change in Control

The following table summarizes amounts that would be payable to each of our NEOs upon resignation by the NEO with “good reason” or by us without “cause,” or upon a termination following a “change in control” on February 2, 2019. In the event of a termination by us for “cause,” “death,” disability, or without “good reason” no amounts are paid other than base salary earned but not paid through the termination date:

	Good Reason or Termination without “Cause”			Termination Following a Change in Control(3)
	Severance Payments(1)	Annual Incentive(2)	Total	Equity Compensation(3)	Total(4)
Mark Butler	$1,630,000	$1,166,564	$2,796,564	$141,470,179	$144,266,743
Jay Stasz	300,000	—	300,000	4,155,657	4,455,657
John Swygert	1,000,000	550,000	1,550,000	19,304,862	20,854,862
Omar Segura	310,000	—	310,000	8,823,525	9,133,525
Kevin McLain	247,500	—	247,500	10,433,701	10,681,201
(1)	Each of our NEOs are eligible to receive separation payments in the event they resign from the Company for “Good Reason” and upon termination without “Cause” and agree to certain other criteria. These conditions are more fully described in this Proxy Statement in the Section entitled “Employment Agreements.”

(2)	In the event Messrs. Butler or Swygert resign for “good reason” or are terminated without “cause,” including following a change in control, then the Company will pay them a pro-rated portion of the bonus for the fiscal year in which such termination occurred, together with health, life and disability payments during the Severance Period.

In the event of a termination by us for “cause,” death or disability, no amounts are paid other than base salary earned but not paid through the termination date.

(3)	We do not maintain separate change in control agreements with any NEOs, but our 2015 Plan provides that equity awards granted to our NEOs will be accelerated to the extent that the NEO experiences a termination without Cause or with Good Reason (as defined in their employment agreements, if at all) within 12 months of the change in control.

Amounts for all NEOs represents stock options and RSUs outstanding as of February 2, 2019. A change in control triggers acceleration of vesting of these equity awards.

(4)	Includes severance and annual incentive payments upon termination for “good reason” or without “cause” following a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes information as of May [•], 2019, about the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;
•	each member of our Board, each nominee for election as a director, and each of our named executive officers; and
•	all members of our Board and our executive officers as a group.

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on [•] outstanding shares of common stock as of the record date. In addition, shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of May [•], 2019 are deemed to be outstanding and to be beneficially owned by the entity or person holding such options for the purpose of computing the percentage ownership of such entity or person, but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other entity or person. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below will have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Unless otherwise indicated, the address for each holder listed below is c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of shares		Percentage of Class
5% Stockholder Not Listed Below:
Blackrock, Inc.	6,190,043	(1)	9.75%
The Vanguard Group	4,511,371	(2)	7.11%

Named Executive Officers and Directors:
Mark Butler	10,333,473	(3)	15.82%
Jay Stasz	24,773	(4)	*
John Swygert	154,624	(5)	*
Omar Segura	19,684	(6)	*
Kevin McLain	60,728	(7)	*
Thomas Hendrickson	18,761	(8)	*
Stanley Fleishman	46,661	(9)	*
Stephen White	5,330	(10)
Richard Zannino	—
Robert Fisch	17,161	(11)	*
All Board members and executive officers as a group (11 persons)	10,732,959		16.36%
*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	In its Schedule 13G/A filed on February 6, 2019, BlackRock Inc., 55 East 52nd Street, New York, NY 10055, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2018, had sole voting power over 5,657,602 of the shares and sole dispositive power over all of the shares, and had no shared voting owner or shared dispositive power over any of the shares.
(2)	In its Schedule 13G/A filed on February 11, 2019, The Vanguard Group., 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2018, had sole voting power over 103,482 of the shares, shared voting power over 8,529 shares and sole dispositive power over 4,710,852 of the shares and shared dispositive power over 106,891 shares. This reporting person indicated that its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. owned 98,362 shares and 13,649 shares, respectively.
(3)	Includes 2,504,522 shares held directly by Mark Butler, 6,002,695 shares held by the Mark L. Butler 2012 DE Dynasty Trust and 1,826,256 shares underlying vested options.

(4)	Includes 10,403 shares held directly by Mr. Stasz and 26,870 shares underlying vested options or options vesting within 60 days.
(5)	Includes 25,156 shares held directly by Mr. Swygert and 129,468 shares underlying vested options or options vesting within 60 days.
(6)	Represents 19,684 shares underlying vested options or options vesting within 60 days.
(7)	Represents 60,728 shares underlying vested options or options vesting within 60 days.
(8)	Includes 1,474 shares held directly by Mr. Hendrickson and 17,287 shares underlying vested options or options vesting within 60 days and excludes 1,950 shares held by Mr. Hendrickson’s sister-in-law in an account over which Mr. Hendrickson has discretionary trading authority. Mr. Hendrickson disclaims beneficial ownership of such 1,950 shares other than any pecuniary interest therein.
(9)	Includes 41,974 shares held directly by Mr. Fleishman and 4,687 shares underlying vested options or options vesting within 60 days.
(10)	Represents 5,330 shares held directly by Mr. White.
(11)	Includes 12,474 shares held directly by Mr. Fisch and 4,687 shares underlying vested options or options vesting within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board has adopted a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. Our Audit Committee reviews and approves or ratifies related person transactions that exceed $120,000 individually or in the aggregate between us and (i) our directors, director nominees or executive officers, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. The Audit Committee will review all such related person transactions and, where the Audit Committee determines that such transactions are in our best interests, approve such transactions.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the Audit Committee will, in its judgment, consider in light of the relevant facts and circumstances whether the related person transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.

Any member of the Audit Committee who is a related person with respect to a related person transaction under review or is otherwise not disinterested will not be permitted to participate in the discussions or approval or ratification of the related person transaction. Our policy also includes certain exemptions for related person transactions that need not be reported and provides the Audit Committee with the discretion to pre-approve certain related person transactions.

As of February 2, 2019, we lease four of our stores and our corporate headquarters from entities in which Mr. Butler, our co-founder, Chairman, President and Chief Executive Officer, or Mr. Butler’s family has a direct or indirect material interest. We lease two of our stores from Brooke Investments Co., LLC, a Pennsylvania limited liability company owned directly by Mr. Butler and his family and managed by Mr. Butler for which Brooke Investments Co., LLC receives aggregate annual lease payments of approximately $368,000. We lease one of our stores from BSA Enterprises, a Pennsylvania partnership, which is majority owned by Brooke Investments Co., LLC and which receives aggregate annual lease payments of approximately $219,000. We lease one of our stores and our corporate headquarters from MBBF L.P., a Pennsylvania limited partnership, which is managed and owned by Mr. Butler. MBBF L.P. receives aggregate annual lease payments from us of approximately $707,000. Leases for the four stores expire between January 2022 and January 2027. The lease for our corporate headquarters expires in February 2033.

PROPOSAL 3—TO AMEND OUR SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS
BY THE 2022 ANNUAL MEETING OF STOCKHOLDERS

As part of our Board’s review of its corporate governance principles and the periodic evaluation of its size, structure, composition and functioning in light of corporate governance trends and recognized best practices, our Board has determined that holding annual elections of each of our directors is in the best interests of our stockholders. The Board is also seeking to eliminate the requirement for a supermajority vote to amend certain provisions of our Charter (as defined below), as reflected in Proposal 4. The Board also amended the Bylaws on April 25, 2019 to provide for a majority voting standard in uncontested elections of directors effective immediately, including for purposes of the Annual Meeting.

Accordingly, our Board has recommended and is seeking stockholder approval of an amendment to our Second Amended and Restated Certificate of Incorporation (our “Charter”) to provide for the phased elimination of the Company’s classified board structure (the “Proposed Declassification Amendment”). The proposed amendment to our Charter would eliminate the classification of the board over a three-year period beginning at the 2020 Annual Meeting, at which time each director on the ballot for election would be elected for a one-year term following the expiration of such director’s existing term.

Currently, Section 5.3 of our Charter divides the Board into three classes that are elected by class for three-year terms. If approved by stockholders at the Annual Meeting, the Proposed Declassification Amendment will be implemented pursuant to the Third Amended and Restated Certificate of Incorporation (the “Amended and Restated Charter”) and would declassify the Board over a three-year period, as follows:

•	Class II directors will be elected at the 2020 Annual Meeting for a one-year term, and they and any successors will stand for re-election at our 2021 annual meeting;
•	Class III directors will serve out their current three-year terms, and they and any successors will stand for election to a one-year term at our 2021 annual meeting; and
•	Class I directors will be elected at this Annual Meeting and serve out their three-year terms, and they and any successors will stand for election to a one-year term at the 2022 annual meeting.

Beginning at the 2022 Annual Meeting, all directors would be elected annually. If approved by our stockholders, the Amended and Restated Charter would become effective upon its filing with the Secretary of State of the State of Delaware, which the Company would file promptly following the Annual Meeting. The proposed amendment would not change the present number of directors or the Board’s authority to increase or decrease the size of the Board or fill any vacancies or newly created director positions. Vacancies which occur during the year may be filled by the board for the remainder of the full term.

In accordance with Delaware law, our Amended and Restated Charter will provide that any director selected to serve on the Board at the 2020 Annual Meeting or thereafter may be removed from office by the Company’s stockholders, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock then entitled to vote in the election of directors.

This description of the proposed amendment to our Charter is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Amended and Restated Charter attached to this Proxy Statement as Appendix A, in which we have shown the proposed amendments with deletions indicated by strikeouts and additions indicated by underlining.

The affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of the Company’s outstanding shares of common stock entitled to vote on this proposal will be required to approve this proposal. Abstentions and broker non-votes will count as votes against this proposal. The Company also intends to make certain conforming amendments to the Bylaws if this proposal is approved. The approval of this proposal is not conditioned on the approval of Proposals 4 or 5.

The Board unanimously recommends a vote “FOR” this proposal.

PROPOSAL 4—TO AMEND OUR SECOND AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO ELIMINATE SUPERMAJORITY VOTE PROVISIONS

Consistent with our Board’s review of our corporate governance principles and focus on promoting certain governance best practices, our Board has recommended and is seeking stockholder approval of an amendment to our Charter that would eliminate the requirement for a supermajority vote to amend certain provisions described below, and replace these requirements with a majority vote requirement.

Currently, Article XII of our Charter requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of our then outstanding shares of common stock, entitled to vote thereon, to amend, modify, or repeal the following provisions of our Charter:

•	Section 5.3 (Classification)
•	Section 5.4 (Removal of Directors)
•	Section 5.5 (Term)
•	Section 5.6 (Vacancies)
•	Section 6.3 (No Stockholder Action by Consent)
•	Section 6.5 (Special Meetings of Stockholders)
•	Article IX (Amendments to Bylaws)
•	Article XI (Forum)
•	Article XII (Amendment of Certificate)

This proposal will be implemented pursuant to the Amended and Restated Charter.

Our Board recognizes that a majority voting standard for effecting changes to the Charter enhances our stockholders’ ability to participate in corporate governance and aligns the Company with recognized best practices in corporate governance.

If approved by the Company’s stockholders, the Amended and Restated Charter reflecting the elimination of all supermajority vote requirements for amending our Charter would become effective upon its filing with the Secretary of State of the State of Delaware, which the Company would file promptly following the Annual Meeting. As a result, at future meetings of stockholders, the affirmative vote of the holders of a majority in voting power of the Company’s outstanding stock entitled to vote thereon will be required to amend all provisions of the Amended and Restated Charter. This description of the proposed amendment to our Charter is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Amended and Restated Charter attached to this proxy statement as Appendix A, in which we have shown the proposed amendments with deletions indicated by strikeouts and additions indicated by underlining.

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Company’s outstanding shares of common stock entitled to vote on this proposal will be required to approve this proposal. Abstentions and broker non-votes will count as votes against this proposal. The Company also intends to make certain conforming amendments to the Bylaws if this proposal is approved. The approval of this proposal is not conditioned on the approval of Proposals 3 or 5.

The Board unanimously recommends a vote “FOR” this proposal.

PROPOSAL 5—TO AMEND OUR SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO ELIMINATE OBSOLETE PROVISIONS

Our Board has recommended and is seeking stockholder approval for amendments to our Charter that would eliminate a number of provisions relating to CCMP L.P. and certain of its affiliates (“CCMP”) and other certain provisions that have become obsolete, including as a result of CCMP no longer owning any shares of the Company’s stock. These provisions:

•	provide for the conversion of the Company’s Class B common stock, which shares have been converted and are no longer outstanding or issued by the Company (Section 4.1);
•	provide that, until such time as CCMP and Mark Butler and certain of his affiliates, in his capacity as an investor, collectively own less than 49.9% of the Company’s outstanding stock, stockholder action may be taken by written consent in lieu of a meeting of stockholders (Section 6.3);
•	provide that, until such time as CCMP and Mark Butler and certain of his affiliates, in his capacity as an investor, collectively own less than 49.9% of the Company’s outstanding stock, CCMP may cause a special meeting to be called (Section 6.5)
•	until there occurs a transaction following which CCMP owns less than 5%, provide an opt-out from the restrictions on certain transactions involving the Company and significant shareholders that are contained in Section 203 of the General Corporation Law of the State of Delaware, allowing transactions involving CCMP to not be subject to any such restrictions, while transactions involving all other stockholders would be subject to the same restrictions as if the Company had not opted out of the law (Article IX);
•	renounce the Company’s interest in corporate opportunities that are presented to CCMP (Section 10.2); and
•	require, for so long as CCMP owns 10% or more of the Company’s outstanding stock, the additional approval of CCMP for amendments to Article X of our Charter (Section 10.3).

The proposal will be implemented pursuant to the Amended and Restated Charter.

Our Board believes it is in the best interests of our stockholders to eliminate these provisions to avoid potential confusion relating to provisions that are no longer applicable.

If approved by the Company’s stockholders, the Amended and Restated Charter reflecting the deletion of certain obsolete provisions of the Certificate would become effective upon its filing with the Secretary of State of the State of Delaware, which the Company would file promptly following the Annual Meeting. The Company also intends to make certain conforming amendments to the Bylaws. This description of the proposed amendment to our Charter is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Amended and Restated Charter attached to this proxy statement as Appendix A, in which we have shown the proposed amendments with deletions indicated by strikeouts and additions indicated by underlining.

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Company’s outstanding stock entitled to vote on this proposal is required to approve this proposal. Abstentions and broker non-votes will count as votes against this proposal. The approval of this proposal is not conditioned on the approval of Proposals 3 or 4.

PROPOSAL 6—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board recommends that the stockholders ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending February 1, 2020. The Audit Committee approved the selection of KPMG as our independent registered public accounting firm for our fiscal year 2019. In doing so, the Audit Committee considers among other things, such factors as:

•	the quality and efficiency of KPMG’s historical and recent performance on the Company’s audit;
•	KPMG’s capability and expertise;
•	The quality and candor of communications and discussions with KPMG;
•	The ability of KPMG to remain independent;
•	The appropriateness of fees charged; and
•	KPMG’s tenure as the Company’s independent public accountants and their familiarity with our operations businesses, accounting practices, and internal controls over financial reporting.

KPMG is currently our independent registered public accounting firm.

Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

We have been advised that a representative of KPMG, our independent registered public accounting firm for the year ended February 2, 2019, will attend the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

The selection of KPMG as our independent registered accounting firm will be ratified by the affirmative vote of the holders of a majority of shares of common stock represented at the Annual Meeting and entitled to vote and voting on the proposal.

The Board recommends a vote “FOR” ratification of the selection of KPMG as our independent registered public accounting firm.

Principal Accounting Fees and Services

KPMG serves as our independent registered public accounting firm. The following table presents aggregate fees for professional services rendered by KPMG for the fiscal years ended February 2, 2019 and February 3, 2018.

	For the Fiscal Year Ended February 2, 2019	For the Fiscal Year Ended February 3, 2018
Audit fees(1)	$991,000	$960,000
Audit-related fees(2)	—	—
Tax fees(2)	—	—
All other fees(3)	1,780	1,780
(1)	Audit fees for the fiscal year ended February 2, 2019 include fees for professional services rendered for the audit and quarterly reviews of our consolidated financial statements filed with the SEC on Forms 10-K and 10-Q and the audit of internal control over financial reporting. Audit fees for the fiscal year ended February 3, 2018 include fees for professional services rendered for the audit and quarterly reviews of our consolidated financial statements filed with the SEC on Forms 10-K and 10-Q and the audit of internal control over financial reporting.
(2)	There were no amounts billed for audit-related or tax fees for the fiscal years ended February 2, 2019 or February 3, 2018.
(3)	Other fees for the fiscal years ended February 2, 2019 and February 3, 2018 is for our use of KPMG LLP’s online accounting research software.

The services provided by KPMG were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from KPMG, that the provision of such services has not adversely affected KPMG’s independence.

According to its charter, the Audit Committee is responsible for approving all audit engagement fees, terms and non-audit engagements with the independent registered public accounting firm on behalf of the Company in advance of providing any service. It is not the responsibility of the Audit Committee to prepare the financial statements of the Company, or to plan or execute the audits of these statements, or to determine whether the statements themselves are accurate and set out in accordance with generally accepted accounting principles. Ollie’s management is responsible for the preparation of these statements and establishing and maintaining effective internal controls over financial reporting. The independent registered public accounting firm is responsible for the audit of Ollie’s financial statements and the audit of the effectiveness of Ollie’s internal control over financial reporting.

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee is one of oversight, as set forth in its charter. A current copy of the Audit Committee Charter, can be found on our website, www.ollies.us, under the “Investor Relations/Governance” section.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the year ended February 2, 2019 with management;
•	discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees); and
•	received from KPMG the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

Based on these reviews and discussions and the reports of KPMG, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019 for filing with the SEC.

The Audit Committee annually reviews the independence and performance of KPMG, including its lead audit partner and engagement team, in connection with the Audit Committee’s responsibility for the appointment and oversight of the Company’s independent registered public accounting firm and determines whether to re-engage KPMG or consider other audit firms.

Submitted by the Audit Committee:

Thomas Hendrickson, Chair
Stanley Fleishman
Stephen White

STOCKHOLDER PROPOSALS AND NOMINATIONS AT THE 2020 ANNUAL MEETING

In order to be included in the Company’s proxy materials for presentation at the 2020 annual meeting, a stockholder proposal pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices at Ollie’s Bargain Outlet Holdings, Inc., Attn: John Swygert, Executive Vice President, Chief Operating Officer and Secretary, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112 by no later than the close of business on January [•], 2020, and must comply with the requirements of Rule 14a-8.

The Bylaws contain an advance notice of stockholder business and nominations requirement, which generally prescribes the procedures that a stockholder of the Company must follow if the stockholder intends, at an annual or special meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business to be considered by stockholders. These procedures include, among other things, that the stockholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements. Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.

Accordingly, if a stockholder of the Company intends, at the Company’s 2019 annual meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business, the stockholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later than the close of business on March 27, 2020 and not earlier than the close of business on February 26, 2020.

Notices should be addressed in writing to the Secretary at Ollie’s Bargain Outlet Holdings, Inc., Attn: John Swygert, Executive Vice President, Chief Operating Officer and Secretary, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.

OTHER BUSINESS

The Board has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

By Order of the Board,

MARK BUTLER
President and Chief Executive Officer

OLLIE'S BARGAIN OUTLET HOLDINGS, INC.
6295 ALLENTOWN BOULEVARD, SUITE 1
HARRISBURG, PA 17112
ATTN: ROBERT BERTRAM

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/24/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/24/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

Nominees

	For	Against	Abstain
1A Stanley Fleishman	☐	☐	☐
1B Stephen White	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. through 6.

	For	Against	Abstain
2. To approve named executive officer compensation	☐	☐	☐
3. To approve amendments to the Company's certificate of incorporation to declassify the Board by the 2022 Annual Meeting of Stockholders	☐	☐	☐
4. To approve amendments to the Company's certificate of incorporation to eliminate supermajority voting provisions	☐	☐	☐
5. To approve amendments to the Company's certificate of incorporation to eliminate obsolete provisions	☐	☐	☐
6. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending February 1, 2020	☐	☐	☐

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000423342_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual/10K Wrap are available at www.proxyvote.com

OLLIE'S BARGAIN OUTLET HOLDINGS, INC.
Annual Meeting of Stockholders
June 25, 2019 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mark Butler, John Swygert, Jay Stasz and Robert Bertram, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of OLLIE'S BARGAIN OUTLET HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 09:00 AM, EDT on 6/25/2019, at the Colonial Country Club, 4901 Linglestown Road, Harrisburg, PA 17112, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000423342_2 R1.0.1.18